UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report

           Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported):
                                   October 21, 2002

                        Commission File Number 001-15469

                           THERMOVIEW INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                   61-1325129
 (State or other jurisdiction                   (I.R.S. Employer
  of incorporation or organization              Identification Number)

        5611 Fern Valley Road                           40228
        Louisville, Kentucky                          (Zip Code)
(Address of principal executive offices)

                                  502-968-2020
              (Registrant's telephone number, including area code)



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Item 5. Other Events.


     Filed as an exhibit hereto is a News Release, dated October 21, 2002, filed by ThermoView Industries, Inc.


Item 7. Financial Statements and Exhibits.

(c)  Exhibits:             Exhibit No.       Description

99.1     News Release of ThermoView Industries, Inc. dated October 21, 2002.



SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                               ThermoView Industries, Inc.


Date:  October 21, 2002        By: /s/ Charles L. Smith
                                  ----------------------------------------------
                                   Charles L. Smith
                                   Chief Executive Officer
                                   (principal executive officer)


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Exhibit 99.1 to Form 8-K

NEWS RELEASE FOR IMMEDIATE RELEASE

ThermoView Industries reduces cash flow expectations for 2002

o Company cites tighter lending restrictions for customer financing, slower sales in some regions

     LOUISVILLE,  Ky. (October 21, 2002) -- ThermoView  Industries,  Inc. (AMEX:
THV), one of the country's largest home improvement remodeling companies, has reduced its cash flow expectations for the full year 2002.

     President and CEO Charles L. Smith said the company forecasts EBITDA (earnings before interest, taxes, depreciation and amortization) of between $4.2 million and $5.0 million for the full year 2002. Previously, the company had budgeted $5.5 million to as much as $6.5 million in EBITDA for 2002. Through the second quarter of 2002, the company reported $1.9 million of EBITDA and preliminary EBITDA through the third quarter of 2002 is $3.0 million.

     A reconciliation of income from operations to EBITDA follows:


                                                      For the nine months
                                                      ended September 30,
                                           -------------------------------------
                                                                     Preliminary
                                                       2001             2002
                                           -------------------------------------

    Income from operations                        $   163,343       $ 2,120,000
    Equity in earnings of joint venture                    --            40,000
    Depreciation expense                              853,485           770,000
    Amortization expense                            2,101,285            70,000
                                           -------------------------------------

     EBITDA                                       $ 3,118,113       $ 3,000,000
                                           =====================================

     Smith said tighter lending restrictions by outside financial institutions had an impact on the company in the third quarter, which has resulted in a greater percentage of customers being rejected for home improvement loans. Additionally, slower than expected sales in certain geographic regions have offset improved performance elsewhere.

     As a result of the projected EBITDA decline, Smith said the company expects to reduce the size of its debt retirement program in 2002. So far this year, the company has paid down $1.5 million of the principal of its debt, a figure that includes $325,000 in October. In doing so, the company has reduced the outstanding principal of its long-term debt to $17 million. The company indicated previously that the size of its debt retirement would be linked to earnings.

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     The  company is seeking to  refinance  a portion of its  remaining  debt at better terms and to generate future interest  savings.

     "While we are monitoring costs, we are continuing to move forward with our growth plans," Smith said.

     Growth plans include opening a ThermoView sales office in Phoenix, Arizona, this month, and establishing offices in two other states in 2003. The company is also developing a new series of windows built from high-strength Compozit materials developed by General Electric's GE Plastics division. Compozit is stronger than vinyl, withstands weather and climate extremes, is impact resistant and can be produced in many colors. The components used to manufacture Compozit windows will be purchased from ThermoView's 40-percent owned joint venture extrusion operation, Roycom.

     Additionally, in the third quarter, the company began offering its Alter-Lite brand electronic light-control windows for sale to consumers in California and over the Internet. Alter-Lite windows were featured last Friday on CNN Headline News' technology segment, Hot Wired.

     ThermoView expects to announce final third quarter 2002 financial results in late October.

About ThermoView Industries, Inc.

     ThermoView is a national company that designs, manufactures, markets and installs high-quality replacement windows and doors as part of a full-service array of home improvements for residential homeowners. ThermoView's common stock is listed on the American Stock Exchange under the ticker symbol "THV." Additional information on ThermoView Industries is available at http://www.thermoviewinc.com.

     Statements  in this news release that are not  descriptions  of  historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expect," "intends," "believes," "plans,"
"anticipates" and "likely" also identify forward-looking statements. All forward-looking statements are based on current facts and analyses. Actual results may differ materially from those currently anticipated due to a number of factors including, but not limited to our history of operating losses, anticipated future losses, competition, future capital needs, the need for market acceptance, dependence upon third parties, disruption of vital infrastructure, general economic downturn and intellectual property rights. All forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

     CONTACTS: Terry McWilliams (terrym@mozaicir.com), President, Mozaic Investor Relations, Inc. (www.mozaicir.com), 502-326-0478 or 888-340-9822; or James J. TerBeest, Chief Financial Officer, ThermoView Industries, Inc., (www.thermoviewinc.com), 502-968-2020.

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